THE JENEX CORPORATION

NOTICE OF

SPECIAL AND ANNUAL GENERAL MEETING

OF SHAREHOLDERS

to be held at:

HEIGHINGTON LAW FIRM

Barristers & Solicitors

Buck Mountain Board Room

 1120, 700 – 4th Avenue SW

Calgary, Alberta

T2P 3J4

on

 September 14, 2004

9:00 A.M.

MANAGEMENT INFORMATION CIRCULAR

AND

PROXY STATEMENT

August 16, 2004

THE JENEX CORPORATION

940 Sheldon Court, Suite 207,

Burlington, Ontario L7L 5K6

PH: (800) 496 – 4682

FAX: (905) 632 – 3830

NOTICE OF SPECIAL AND ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 14, 2004

NOTICE IS HEREBY GIVEN that the Special and Annual General Meeting of Shareholders (the “Meeting”) of The Jenex Corporation (the “Corporation”) will be held at Heighington Law Firm, 1120, 700 – 4th Avenue SW Calgary, Alberta T2P 3J4 on September 14, 2004, at the hour of 9:00 a.m. for the following purposes:

1.

To receive the Consolidated Financial Statements of the Corporation for the year ended October 31, 2003 and the Auditors’ Report thereon;

2.

To fix the number of Directors of the Corporation at four (4);

3.

Electing the Directors for the ensuing year;

4.

To appoint the Auditor of the Corporation for the ensuing year and authorize the Directors to fix his remuneration;

5.

To consider and, if thought fit, approve, with or without variation, a special resolution, the full text of which is set forth herein, approving any future amalgamations or mergers with capital pool companies for the purpose of accessing additional working capital, all as more particularly described in the Information Circular,

6.

To consider and, if thought fit, provide advance shareholder approval for the issuance of securities of the Corporation in one or more private placements, which issue might otherwise require shareholder approval pursuant to the policies and rules of the TSX Venture Exchange;

7.

To approve and adopt, with or without modification, the ordinary resolution of disinterested shareholders to amend the Corporation’s Stock Option Plan from 10% to 20% of the issued and outstanding common shares of the Corporation; and

8.

To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

Information relating to the matters proposed to be put forth before the Meeting are set forth in the accompanying Information Circular dated August 16, 2004.  Only shareholders of record as of August 16, 2004, (the "Record Date"), are entitled to notice of the Meeting.  A shareholder may attend the Meeting in person or may be represented thereat by proxy. A form of instrument of proxy for use at the Meeting or any adjournment thereof is enclosed with this Notice. Shareholders of the Corporation who are unable to attend the Meeting in person are requested to complete, date and sign the enclosed form of proxy and mail it to or deposit it with The Jenex Corporation, c/o Computershare Trust Company of Canada, 600, 530 - 8th Avenue S.W., Calgary, Alberta, T2P 3S8.

In order to be effective, forms of proxy must be returned to The Jenex Corporation, c/o Computershare Trust Company of Canada at the aforesaid address not later than 9:00 o’clock in the morning on September 12, 2004, being 48 hours prior to the Meeting.

DATED at the City of Burlington, in the Province of Ontario, this 16th day of August, 2004.

BY ORDER OF THE BOARD OF DIRECTORS

(Signed) “Michael A. Jenkins”

Michael A. Jenkins

President & Chief Executive Officer

THE JENEX CORPORATION

MANAGEMENT INFORMATION CIRCULAR

Solicitation of Proxies

This Information Circular is provided in connection with solicitation by the management of The Jenex Corporation  (“Jenex” or the “Corporation”) of proxies for the Annual and Special General Meeting of Shareholders of the Corporation (the “Meeting”) to be held at Heighington Law Firm, 1120, 700 – 4th Avenue SW, Calgary, Alberta T2P 3J4 on the 14th day of September, 2004, at the hour of 9:00 AM or at any adjournment thereof for the purposes set out in the accompanying notice of meeting.

Although it is expected that the solicitation of proxies will be primarily by mail, proxies may also be solicited personally or by telephone, telegraph, or personal interview by regular employees of the Corporation, at a nominal cost.  In accordance with National Instrument 54-101, arrangements have been made with brokerage houses and other intermediaries, clearing agencies, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the common shares held of record by such persons and the Corporation may reimburse such persons for reasonable fees and disbursements incurred by them in doing so. The costs thereof will be borne by the Corporation.

There is enclosed with this Information Circular a form of proxy for use at such Meeting, a copy of the financial statements of the Corporation together with the report of the auditors thereon for the fiscal year ended October 31, 2003, and a Supplementary Mailing List Return Card to be used to request inclusion on the Corporation’s Supplementary Mailing List for its interim financial statements.

Appointment and Revocation of Proxies

A shareholder has the right to appoint a nominee, (who need not be a shareholder), other than Michael A. Jenkins and Donald F. Felice, both of whom directors and officers of the Corporation, to represent him or her at the Meeting, by inserting the name of his or her chosen nominee in the space provided for that purpose on the form, or by completing another proper form of proxy such shareholder should notify the nominee of his or her appointment, obtain his consent to act as proxy and should instruct him or her on how the shareholder's shares are to be voted.  In any case, the form of proxy should be dated and executed by the shareholder or his or her attorney authorized in writing, with proof of such authorization attached, where an attorney executed the proxy form.

A form of proxy will not be valid for the Meeting or any adjournment thereof unless it is completed and delivered to Computershare Trust Company of Canada at 600, 530 - 8th Avenue S.W., Calgary, Alberta T2P 3S8, not less than 48 hours before the time for holding the Meeting or any adjournment thereof, excluding Saturday and holidays.

In addition to revocation in any other manner permitted by law, a shareholder who has given a proxy may revoke it, any time before it is exercised, by instrument in writing executed by the shareholder or by his attorney authorized in writing and deposited either at the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used, or with the chair of the Meeting on the day of the Meeting or any adjournment thereof.

Advice to Beneficial Shareholders

The information set forth in this section is of significant importance to a substantial number of shareholders who do not hold their Common Shares in their own name. Shareholders who do not hold their Common Shares in their own name (referred to in this section as “Beneficial Shareholders”) should note that only proxies deposited by shareholders whose names appear on the records of the Corporation as the registered holders of Common Shares can be recognized and acted upon at the Meeting. If Common Shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those shares will not be registered in such shareholder’s name on the records of the Corporation. Such shares will more likely be registered under the name of the shareholder’s broker or an agent of that broker. In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities), which company acts as a nominee for many Canadian brokerage firms.  Common Shares held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, brokers/nominees are prohibited from voting shares for their clients.

The directors and officers of the Corporation do not know for whose benefit the Common Shares registered in the name of CDS & Co. are held.  Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of shareholder’s meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Shareholders in order to ensure that their Common Shares are voted at the Meeting.  Often the form of proxy supplied to a Beneficial Shareholder by its broker is identical to the form of proxy provided by the Corporation to the registered shareholders. However, its purpose is limited to instructing the registered shareholder how to vote on behalf of the Beneficial Shareholder. The majority of brokers now delegate responsibility for obtaining instructions for clients to ADP Investor Communications (“ADP”). ADP mails the proxy materials to the beneficial shareholders and asks them to return the voting information forms to ADP. A beneficial shareholder receiving a voting information form (“VIF”) from ADP may not be able to use that VIF to vote shares directly at the Meeting. The VIF must be returned to ADP well in advance of the Meeting in order to have the shares voted.

Voting of Proxies

The Persons named in the enclosed form of proxy have been selected by the directors of the Corporation and have indicated their willingness to represent as proxy the shareholder that appoints them. Each shareholder may instruct his proxy how to vote his shares by completing the blanks on the proxy form.

Shares represented by properly executed proxy forms in favour of the person designated on the enclosed form will be voted or withheld from voting in accordance with the instructions given on the proxy forms.  In the absence of such instructions, such shares WILL BE VOTED FOR THE APPROVAL OF ALL RESOLUTIONS IN THIS INFORMATION CIRCULAR.

The enclosed Instrument of Proxy confers discretionary authority upon the persons named therein with respect to amendments and variations to matters identified in the Notice of Meeting and with respect to any other matters which may properly come before the Meeting.  As of the date hereof, the management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting.

Voting Securities and Principal Holders of Voting Securities

As at August 16, 2004, the record date, the Corporation had outstanding 39,757,916 Common Shares.  Each Common Share confers upon the owner thereof the right to one vote.

Except as disclosed in the following table, as at August 16, 2004, to the knowledge of the directors and senior officers of the Corporation, no shareholder beneficially owned, directly or indirectly, or exercised control or direction over shares of the Corporation carrying more than 10% (other than CDS & Co Inc.) of the voting rights attached to all outstanding shares of the Corporation:

Name and Municipality of Residence	Type of Ownership	Number of Common Shares	Percentage of Common shares owned
Michael A. Jenkins	Direct	12,399,833	31.2%
Donald F. Felice	Direct	12,150,000	30.6%
CDS & Co Inc.	Direct	10,471,464	26.3%

In accordance with the Business Corporations Act (Alberta) (the "ABCA"), the record date for the determination of shareholders entitled to receive notice of the Annual and Special General Meeting is the close of business on August 16, 2004. Any transferee or person acquiring common shares of the Corporation after August 16, 2004, may, on proof of ownership of such common shares, demand not later than ten (10) days before the Meeting that his name be included in the list of person entitled to vote at the Meeting.

EXECUTIVE COMPENSATION

The following table sets out the aggregate remuneration paid by the Corporation to its directors and senior officers (“Named Executive Officers”) for the fiscal year ended October 31, 2003.

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	FiscalYear	Salary (2) ($)	Bonus ($)	Other Annual Compensation (3) ($)	Securities Under Stock Options Granted (1) (#)	Restricted Shares or Restricted Share Units ($)	LTIP Payouts ($)	All Other Compensation ($)
Michael A. Jenkins President & Chief Executive Officer	2003 2004	96,000 96,000	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil
Donald F. Felice Vice President	2003 2004	48,000 48,000	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil

Notes:

(1)

Represents stock options exercisable into common shares at $0.20 per share.

(2)

All figures are in Canadian dollars.

A.

Compensation for Executive Officers

For the purpose of this section “executive officer” means the Chairman and the Vice Chairman of the Board of Directors, the President, the Secretary-Treasurer and any other Vice-President in charge of a principal business unit such as sales, finance, corporate planning and any other officer of the Corporation who performs a policy-making function in respect of the Corporation, whether or not such officer is also a director of the Corporation.  As at October 31, 2003, the Corporation had two (2) executive officers.

For the 12 months ended October 31, 2003, the executive officers of the Corporation received $144,000 in aggregate cash compensation from the Corporation.

B.

Compensation of Directors

The aggregate cash compensation payable to the directors by the Corporation for services rendered in their capacities as directors for the period ended October 31, 2003 was NIL.  Directors are reimbursed by the Corporation for their out-of-pocket expenses.

C.

Incentive Stock Options

The Corporation's incentive stock option plan (the "Stock Option Plan") currently provides that the Board of Directors of the Corporation may from time to time, in its discretion, grant to directors, officers, employees and consultants of the Corporation, or any subsidiary of the Corporation, the option to purchase Common Shares provided that the number of Common Shares reserved for issuance under the Stock Option Plan shall not exceed 10% of the issued and outstanding Common Shares and the number of shares reserved for issuance to any one person shall not exceed 5% of the issued and outstanding Common Shares. The Board of Directors is to determine the price per Common Share and the number of Common Shares which may be allotted to each director, officer, employee and consultant and all other terms and conditions of the option, subject to the rules of the TSX Venture Exchange. The price per Common Share set by the directors shall not be less than the last price at which a full board lot of Common Shares was, on the last business day prior to the date on which such option is granted, traded on the TSX Venture Exchange, less the applicable discount permitted by such exchange. Options may be exercisable for up to five years from the date of grant, but the Board of Directors has the discretion to grant options which are exercisable for a shorter period and which vest over such periods as the Board of Directors considers fit. Options under the Stock Option Plan are non-assignable. If prior to the exercise of an option, the holder ceases to be a director, officer, employee or consultant, the optionee may only exercise the options in respect of those Common Shares which are vested at the date of such event. Options must be exercised within 90 days of termination of employment or cessation of position with the Corporation. If the cessation of office, directorship, consulting arrangement or employment was by reason of death, the option must be exercised within 12 months after such death, subject to the expiry date of such option. Management intends to increase the number of options available for grant from 10% to 20% of the issued and outstanding common shares. Please see “Particulars of Other Matters to be Acted Upon” for details of the proposed amendment.  To date the Corporation has granted the following stock options to its directors, officers, employees, and consultants:

	Number of Options	Exercise Price	Expiry Date	Date of Grant
Executive Officers	536,667 2,123,256	.15 .20	June 20, 2006 January 9, 2007	June 20, 2001 January 9, 2002
Directors (excluding directors who are executive officers)	10,000 48,000	.15 .20	June 20, 2006 January 9, 2007	June 20, 2001 January 9, 2002
Employees and Consultants	299,133 20,000 10,000	.20 .34 .42	January 9, 2007 February 10, 2008 September 3, 2007	January 9, 2002 February 10, 2003 September 3, 2002

D.

Long-Term Incentive Plans - Awards in Most Recently Completed fiscal year

The Corporation has not had and does not currently have any long term incentive plans other than options granted from time to time under the Plan (see “Stock Options”).

E.

Stock Option and SAR re-pricing

The Corporation did not make any downward re-pricing of stock options or stock appreciation rights during the fiscal year ended October 31, 2003.

F.

Pension and Retirement Plans and Payments Made Upon Termination of Employment

The Corporation does not have any pension or retirement plan which is applicable to the Executive Officers.  The Corporation has not provided compensation, monetary or otherwise, during the preceding fiscal year, to any person who now or previously has acted as an Executive Officer of the Corporation, in connection with or related to the retirement, termination or resignation of such person and the Corporation has provided no compensation to such persons as a result of change of control of the Corporation, its subsidiaries or affiliates.  The Corporation is not party to any compensation plan or arrangement with the Executive Officers resulting from the resignation, retirement or termination of employment of such persons.

G.

Employment Contracts

The Corporation does not have in place any employment contract between the Corporation or any subsidiary or affiliate thereof and the Named Executive Officers.

H.

Other Compensation

Other than as set forth herein, the Corporation did not pay any other compensation to the Executive Officers or directors (including personal benefits and securities or properties paid or distributed which compensation was not offered on the same terms to all full time employees) during the last completed fiscal year.

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

No director, proposed director, senior officer, nor any of their respective associates or affiliates is or has been at any time since the date of incorporation indebted to the Corporation nor have any of the above been the subject of any guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Other than as set forth in this Information Circular the management of the Corporation is not aware of any material interest, direct or indirect, of any director, proposed director, senior officer of any associate or affiliate of any of the foregoing persons, in any matter to be acted upon.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

Other than as set forth in this Information Circular, and as disclosed in prior information circulars of the Corporation, the management of the Corporation is not aware of any material interest, direct or indirect, of any insider of the Corporation, any nominee for election as a director of the Corporation or any associate or affiliate of any such person in any transaction since the date of incorporation, or in any proposed transaction, that has materially affected or would materially affect the Corporation.

DIVIDEND RECORD AND POLICY

The Corporation has not paid any dividends on its issued and outstanding Common Shares to date and does not intend to pay dividends on such shares in the foreseeable future.

LEGAL PROCEEDINGS

The Corporation is currently not involved in any litigation which is material to the Corporation.

FINANCIAL STATEMENTS

The audited financial statements of the Corporation for the period ended October 31, 2003 with the auditors' report thereon are included with this information circular.

AUDITOR AND TRANSFER AGENT

Hennick Herman Mar, LLP, Burlington, Ontario have been the auditors of the Corporation since the last shareholders meeting.  It is proposed that Sloan Paskowitz Adelman LLP, Chartered Accountants, Toronto, Ontario will be appointed as auditors for the ensuing year.  Computershare Trust Company of Canada is the transfer agent and registrar for the Common Shares at its principal offices in Calgary, 600, 530 - 8th Avenue S.W., Calgary, Alberta, T2P 3S8.

PARTICULARS OF MATTERS TO BE ACTED ON

1.

Appointment of Auditor

At the Meeting, the shareholders will be asked to appoint a new auditor to serve until the close of the next annual meeting of shareholders of the Corporation, and to authorize the directors to fix their remuneration. Hennick Herman Mar, LLP (“Former Auditors”) Chartered Accountants, Burlington, Ontario were the auditors of the Corporation for the previous 12 months but have agreed to resign as auditors to allow for the appointment Sloan Paskowitz Adelman LLP, Chartered Accountants. There have been no reportable disagreements or events with the Former Auditors related to any matters of audit scope or procedure or any matter of accounting principles or practices of financial statement disclosure or any questions with respect to adverse or qualified opinions on the annual financial statements of the Corporation or any similar reservation with respect to the auditors comments on any interim financial information.  The filing of this Information Circular with the applicable securities commissions and the TSX Venture Exchange constitutes notice to them of the change of auditors of the Corporation.

The Corporation has forwarded a notice of change of auditors addressed to the Former Auditors and to Sloan Paskowitz Adelman LLP, in the form attached to this Information Circular as Schedule “B”. The notice and the response letter by the Former Auditors and Sloan Paskowitz Adelman LLP, Chartered Accountants are required to be included in the Information mailed to the shareholders pursuant to the policies of the Canadian Securities Administrators.

Unless otherwise specified, the persons named in the enclosed form of proxy will vote for the appointment of as auditors of the Corporation to hold office until the next annual meeting of shareholders or until their successor is appointed and to authorize the directors to fix their remuneration.

ALL PROXIES RECEIVED BY MANAGEMENT WILL BE VOTED IN FAVOUR OF THE ELECTION OF SLOAN PASKOWITZ ADELMAN LLP, CHARTERED ACCOUNTANTS, AS AUDITORS FOR THE ENSUING YEAR UNLESS THE PROXIES ARE DIRECTED TO BE WITHHELD ON THE VOTING FOR AUDITOR

2.

Financial Statements

The audited consolidated financial statements of the Corporation for the fiscal year ended October 31, 2003, will be received and given consideration at the Meeting. The financial statements have been available for viewing on SEDAR since March 19, 2004. The SEDAR website is www.sedar.com.

3.

Election of Directors

The persons named below are the nominees of management for election as directors.  Each director elected will hold office until his successor is elected or appointed, unless his office is earlier vacated under any of the relevant provisions of the Articles of the Corporation [or the Business Corporations Act (Alberta)] It is the intention of the persons named as proxy holders in the enclosed form of proxy to vote for the election to the Board of Directors of those persons hereinafter designated as nominees for election as directors.  The management of the Corporation does not contemplate that any of such nominees will be unable to serve as a director; however, if for any reason any of the proposed nominees do not stand for election or are unable to serve as such, PROXIES IN FAVOUR OF MANAGEMENT DESIGNEES WILL BE VOTED FOR ANOTHER NOMINEE IN THEIR DISCRETION UNLESS THE SHAREHOLDER HAS SPECIFIED IN HIS PROXY THAT HIS SHARES ARE TO BE WITHHELD FROM VOTING IN THE ELECTION OF DIRECTORS.

The following table sets out the name of each of the persons proposed to be nominated for election as directors and the name of each of the persons whose term of office, if elected, shall continue after the Annual General Meeting; all positions and offices in the Corporation presently held by them; their principal occupation at present and during the preceding five years; the period(s) during which he has served as a director; and the number of shares of the Corporation that he has advised are beneficially owned by them, directly or indirectly, or over which control or direction is exercised, as of the date hereof.

Name and Municipality of Residence	Position with the Corporation	Principal Occupation	Director Since	Common shares of the Corporation beneficially owned, directly or indirectly
Michael A. Jenkins Burlington, Ontario	President and Chief Executive Officer	Since 2001, Mr. Jenkins has been President and CEO of the Jenex Corporation.	2001	12,399,833
Donald F. Felice Alliance, Ohio, U.S.A. (1)	Vice President	Since 2001, Mr. Felice has been Vice President of the Jenex Corporation.	2001	12,150,000
Francis H. Barker (1) Ponte Vedra Beach, Florida, USA	Director	From 1986 to 1996, Mr. Barker was the Corporate Vice President of Johnson & Johnson, a U.S. based major pharmaceutical company. From 1996 to 2001, Mr. Barker served as director with Catalina Marketing Corporation, listed on the New York Stock Exchange, and from 1998 to 2001, Mr. Barker served as a director with Aradigm Corporation, listed on the NASDAQ Stock Exchange.	2001	316,667
Wayne Izumi (1) Burlington, Ontario	Director	Since 1984 Mr. Izumi has been President of Stoller Canada a major provider of secondary and micronutrient products. In addition, Mr. Izumi is a principle of Izumi Outdoors Inc. a multi media company.	2003	717,242

Note:

(1)

Denotes member of audit committee.

4.

Fixing the Number of Directors

The Articles of the Corporation state that the Corporation may have a minimum of three (3) and a maximum of fifteen (15) directors, with the number of directors between the minimum and maximum to be fixed by the shareholders.  The Shareholders will be asked to consider, and if thought fit, to pass the following ordinary resolution.

“BE IT RESOLVED THAT

the number of directors of the Corporation be and same is hereby fixed at four (4) directors until such time as the directors determine by resolution to increase or decrease that number in accordance with the Corporation’s Articles”.

PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

1.

Approval of Future Mergers and Acquisitions of Capital Pool Companies

Pursuant to TSX Venture Exchange policies a listed issuer may acquire or merge with a capital pool company (“CPC”).  This type of transaction may be viewed as analogous to a private placement, whereby the existing public company would be able to access the cash available in the CPC to develop its business.

Although the Corporation has no present intentions of merging with a CPC as a means of raising additional working capital, management of the Corporation feels it would be advantageous to the ongoing affairs of the Corporation to obtain prior shareholder approval for any future transactions with CPC’s.  Prior to entering into a formal agreement regarding a proposed merger or acquisition of a CPC, management of the Corporation will only consider CPC’s which satisfy the following conditions, as required by the Exchange:

1.

the CPC will be required to have been listed for a period of at least 12 months prior to effecting the transaction;

2.

the escrowed shares of the CPC shall commence to be released upon issuance of the final Exchange bulletin accepting completion of the transaction. A transfer within escrow from insiders of the CPC to existing public company directors, as part of the transaction, may be acceptable to the Exchange;

3.

the share exchange ratio between a CPC and the Corporation shall be based on the cash value of the CPC on a pre-transaction basis.  For example, if the CPC’s cash on hand is $200,000 then the number of shares issued by the Corporation to acquire the CPC would be determined by dividing the Corporation’s share price by $200,000. If the Corporation does identify and proceed to merge with a CPC then the issue price of the Corporation’s common shares will not be less than $0.20 per share;

4.

sponsorship for the transaction shall not be required;

5.

shareholder approval requirements applicable to a Qualifying Transaction will apply to the transaction, unless the Corporation, in compliance with applicable take over bid requirements, acquires at least 90% of the outstanding common shares of the CPC.  On the advice of the Corporation’s legal counsel, Management has determined that the most appropriate and cost effective method to acquire a CPC is via an amalgamation under the Business Corporations Act (Alberta) or via a private placement by the CPC into the Corporation. Utilizing the amalgamation to effect any potential acquisitions rather than a formal take-over bid is otherwise neutral to shareholders of the Corporation or the CPC and it reduces the additional costs associated with a formal take-over bid if less than 90% of the CPC shareholders do not tender their CPC shares under a formal take-over bid.

In addition to the foregoing conditions, Management will require the following terms and conditions as part of any formal agreement between the Corporation and a CPC.

Other Terms and Conditions

1.

all necessary regulatory and stock exchange approvals;

2.

the latest available financial statements of the CPC are true and correct and have been prepared in accordance with Canadian generally accepted accounting principles;

3.

there shall be no adverse material change in the business, affairs, financial condition or operations of the CPC between the date of the latest available financial statements of the CPC and the closing of any proposed transaction;

4.

approval of any proposed transaction by the board of directors of the Corporation;

5.

approval of any proposed transaction by special resolution of the shareholders of the Corporation in accordance with applicable law and the policies of TSX;

6.

the CPC taking all necessary corporate action to cancel any outstanding options to acquire CPC securities;

7.

the review to the sole satisfaction of the Corporation of the financial condition of the CPC and strict compliance with TSX Corporate Finance Policy 2.4;

8.

all directors and officers of the CPC will resign and the current board of directors of the Corporation will remain unchanged;

9.

the CPC shall have at least $250,000 in cash assets net of all liabilities, including costs incurred in connection with any proposed transaction;

10.

any proposed transaction will not result in a change in effective control of the Corporation; and

For any proposed amalgamation to proceed, it must be approved by at least 66 2/3% of the votes cast by the Corporation’s shareholders attending the Meeting and voting on the proposal in person or by proxy in accordance with the ABCA as well as a special resolution by at least 66 2/3% of the votes cast by the CPC’s shareholders, as well as by at least 50% plus one (1) vote of the votes cast by the CPC’s shareholders, excluding Related Parties and Related Parties of the Qualifying Transaction (as such terms are defined in the Exchange Corporate Finance Manual).

The sole reason for any proposed amalgamation with a CPC is to obtain additional working capital to assist the Corporation achieve is corporate objectives.

The Board of Directors of the Corporation unanimously recommends that the Corporation’s shareholders vote for the following resolution authorizing the directors of the Corporation to amalgamate with any potential CPC’s as the board deems appropriate.

Section 191 of the ABCA provides that any holder of the Corporation’s common shares may dissent if the Corporation resolves to amalgamate with another corporation.  In order to invoke the provisions of Section 191, a Dissenting Shareholder must send to the Corporation, at or before any proposed meeting, a written objection (a "Notice of Dissent") to the special resolution approving the Amalgamation.  Section 191 of the ABCA is set out in its entirety in Schedule "A" attached hereto.

IT IS RECOMMENDED THAT ANY SHAREHOLDER WISHING TO AVAIL HIMSELF OR  HERSELF OF THE RIGHT OF DISSENT SEEK INDEPENDENT LEGAL ADVICE AS FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF THE STATUTE MAY PREJUDICE HIS OR HER RIGHT OF DISSENT.

IT IS THE INTENTION OF THE MANAGEMENT DESIGNEES, IF NAMED AS PROXY, TO VOTE FOR THE RESOLUTION APPROVING ANY PROPOSED AMALGAMATION, MERGER, COMBINATION OR OTHER STYLE OF TRANSACTION ALLOWING THE CORPORATION TO ACQUIRE A CAPITAL POOL COMPANY.

The text of the Special Resolution to be considered at the Meeting approving any proposed amalgamations will be substantially as follows:

“BE RESOLVED THAT:

1.

Any potential amalgamation between The Jenex Corporation (the "Corporation") and any Capital Pool Companies which satisfy the criteria set forth in the Corporation’s Information Circular and Proxy Statement dated August 16, 2004, be and is hereby authorized and approved, and all transactions and matters contemplated by any proposed amalgamation agreement and all actions to be taken by the Corporation’s board of directors in contemplation thereof be and are hereby approved;

2.

Notwithstanding that this Special Resolution has been duly passed by the shareholders of the Corporation, the directors of the Corporation be and they are hereby authorized without further approval of the shareholders of the Corporation, to revoke this Special Resolution and determine not to proceed with any proposed amalgamation at any time prior to the issuance of a Certificate of Amalgamation by the Registrar of Corporations; and

3.

Any officer or director of the Corporation be and is hereby authorized and directed on behalf of the Corporation to sign and execute all documents, including the Articles of Amalgamation of Amalco, and to do and perform all acts and things which he or she believes are necessary or advisable in order to give effect to this resolution, including compliance with all security and stock exchange laws and regulations.”

2.

Approval of Future Financings by the Corporation

One of the sources of capital presently available to the Company is equity financing. In order for the Company to raise funds to carry on its ongoing programs the Company might arrange private placement subscriptions or public offerings of shares or securities convertible into shares.

As set forth in the attached Notice of Meeting, shareholders are also being asked to hereby pass an ordinary resolution allowing the Company’s Directors to permit the Company, subject to regulatory approval and in compliance with the policies of the exchange, to enter into one or more distributions of securities of the Company, during the ensuing 12 month period, providing for the issuance by the Company of such number of common shares (or units consisting of up to one common share and up to one common share purchase warrant) of the Company in accordance with the terms of any proposed private placement, shares for debt, rights offering or prospectus financing or financings, and any corresponding agent’s warrants or finder’s fees or commissions resulting and payable therefrom, at such price or prices (less any allowable discounts), in such amount or amounts and to such individuals or entities as may be determined by the Directors of the Company, in their sole and absolute discretion, and as are acceptable with the appropriate regulatory authorities (collectively, the “Financing”), that the shareholders of the Company approve any possible effective change in control of the Company resulting from the completion of any such Financing transaction or transactions; and, furthermore, that the Directors of the Company are authorized, in their sole and absolute discretion, to abandon or alter any portion of any proposed Financing at any time without the further approval of the shareholders of the Company.

It is not the current intention of management to issue the entire number of common shares authorized pursuant to the proposed Financing resolution; however, it is the policy of the Exchange that the shareholders of the Company are required to approve a private placement (including common share purchase warrants granted as part of such placement) if the number of common shares to be issued to one placee, or to a group of placees who intend to vote their common shares as a group, is equal to or greater than 20% of the number of the Company’s common shares outstanding after giving effect to the issuance of the private placement common shares (including the exercise of any common share purchase warrants attached thereto). In addition, shareholder approval is required if the private placement may result in or is part of a transaction involving a change in the effective control of the Company or the creation of a control block. Management considers that it is in the best interests of the Company to obtain a blanket authorization from the shareholders for additional private placements to be entered into during the next 12 months. Blanket approval may, and subject to prior Exchange approval, obviate the necessity of obtaining shareholder approval for each specific private placement, thereby reducing the time required to obtain regulatory approval therefor and decreasing the Company’s administrative costs relating to such private placements. Any future private placement will only be negotiated if management believes the subscription price is reasonable in the circumstances and if the funds are required by the Company to continue or expand its activities. Each future and proposed private placement transaction authorized hereunder will be made with placees who may or may not deal at arm’s length with the Company; however, the subscription prices will comply with the policies of the Exchange. The following sets out the policy of the Exchange on pricing of private placements.

In a private placement of equity shares, the purchase price shall not be less than the market price for those shares. The Exchange defines “market price” as being, subject to certain exceptions, the closing price of the company’s listed shares on the trading day before the day the Exchange receives the news release or notice letter from the company’s authorized agent (which must be on the agreement day and which, if a notice letter, must be followed as soon as possible by a news release) and if the securities are subject to a hold period imposed under the Securities Regulation (which securities are required to be legended if the company is an exchange issuer), less applicable discounts from the closing price.

The Exchange defines “agreement day” as the day on which a private placement is agreed to by the listed company and all placees or, in the case of a brokered private placement, the day the listed company agrees to enter into an agency agreement with an agent with respect to the private placement.  In the event that the shareholders do not pass the resolution authorizing the Company to issue such common shares by way of one or more private placement transactions with placees wherein the placees in each private placement may or may not deal at arm’s length to the Company, the Company may be required to seek shareholder approval for private placements negotiated thereafter. In order to approve the ordinary resolution, a majority of the votes cast at the Meeting must be voted in favor thereof.

“BE IT RESOLVED BY ORDINARY RESOLUTION, THAT,

1.

subject to regulatory approval and in compliance with the policies of the TSX Venture Exchange, the filing and form of which being at the sole and absolute discretion of the Directors of the Company, the shareholders of the Company hereby approve and authorize the Company to enter into one or more distributions of securities of the Company, during the ensuing 12 month period, providing for the issuance by the Company of such number of common shares (or units consisting of up to one common share and up to one common share purchase warrant) of the Company in accordance with the terms of any proposed private placement, shares for debt, rights offering or prospectus financing or financings, and any corresponding agent’s warrants or finder’s fees or commissions resulting and payable therefrom, at such price or prices (less any allowable discounts), in such amount or amounts and to such individuals or entities as may be determined by the Directors of the Company, in their sole and absolute discretion, and as are acceptable with the appropriate regulatory authorities (collectively, the “Financing”);

2.

 that the shareholders of the Company approve any possible effective change in control of the Company resulting from the completion of any such Financing transaction or transactions;

3.

the Directors of the Company are authorized, in their sole and absolute discretion, to abandon or alter any portion of any proposed Financing at any time without the further approval of the shareholders of the Company.”

3.

Amendment of Stock Option Plan

Management of the Corporation intends to place before the Meeting for approval to increase the number of shares reserved under the Corporation’s Stock Option Plan (the “Plan”) from 10% to 20% of the issued and outstanding common shares and the aggregate number of common shares that may be reserved for issuance to any one person may not exceed 5% of the issued and outstanding Common Shares.  The Corporation intends to reserve a maximum of 20% of the issued Treasury shares of the Corporation pursuant to the Corporation’s Plan for issuance to Directors and key employees pursuant to the Stock Option Agreements under the Plan entered into with them or to be entered into with them subject to regulatory approval and subject to member approval being obtained with respect to options granted to Insiders of the Corporation. The complete text of the ordinary resolution which management intends to place before the Meeting for approval, confirmation and adoption, with or without modification, is set forth below.

“Be it resolved as an ordinary resolution of the Corporation that:

1.

The board of directors of the Corporation is hereby granted general authority to amend the Corporation’s Stock Option Plan from 10% to 20% of the issued and outstanding common shares of the Corporation as may be acceptable to all regulatory authorities, including, but without limitation, the TSX Venture Exchange;

2.

Any one director or officer of the Corporation is authorized and empowered to do all such things, carry out all actions, and execute all instruments and documents as in their opinion may be necessary to carry out the foregoing resolution.”

REPORT ON CORPORATE GOVERNANCE

Public companies listed on some of Canada's stock exchanges are required to include annual disclosure on their approach to corporate governance.  While the Corporation is not required by law to include such disclosure, management has decided to include such disclosure, nonetheless.

Corporate governance refers to the manner in which a board of directors oversees the management and direction of a Corporation. Governance is not a static issue.  It must be judged from time to time based on the evolution of a Corporation with respect to its size, the nature of its business, and upon changing standards of the community.  The Corporation's approach has evolved according to the Corporation's current status, objectives, and growth.

The corporate governance adopted by the Board reflects and recognizes its responsibility for the stewardship of the Corporation.

Guideline 1

The Board should take responsibility for stewardship of the corporation and, in doing so, should assume explicit responsibility for the following matters including:

(i)

strategic planning process;

(ii)

identification of principal risks of the business and a system for managing these risks;

(iii)

succession planning, including appointing, training and monitoring senior management;

(iv)

communication policy; and

(v)

integrity of internal control and management information systems.

The Corporation:

(i)

has well defined corporate objectives;

(ii)

has mandated the identification of financial risks and all significant proposals must be approved by the Board;

(iii)

does not have a succession planning process in place at this time;

(iv)

does not have a formal documented communication policy;  and

(v)

has mandated the responsibility for assessing internal controls to the Audit Committee.

Guideline 2

A majority of directors should be "unrelated directors" (see Guideline 3).

The Corporation has two out of four directors who are considered unrelated.

Guideline 3

The Board is responsible for applying the definition of "unrelated director" to the circumstances of its individual directors.  Note that this requires annual disclosure as to whether the issues in Guideline 2 have been met.  The definition of "unrelated" is: independent of management and free from any interest and any business or other relationship that could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the corporation, other than interests and relationships arising from share holding.

The Corporation’s Board has performed well for all shareholders and stockholders; there is no plan to change the current composition of the Board beyond what has been disclosed herein.  Should a current member of the Board resign, a replacement candidate would be selected on the strengths he/she could bring to the Board.  With equal attributes, unrelated candidates would be given preference.

Guideline 4

The Board should appoint a nominating committee composed exclusively of outside or non management directors, a majority of whom are unrelated directors, with responsibility for proposing new nominees to the board and assessing directors on an ongoing basis.

The Board will address this issue when the need arises.

Guideline 5

The Board should implement a process for assessing the effectiveness of the Board as a whole, its committees, and the contributions of individual directors.  This process should be carried out by the nominating committee or other appropriate committee.

Performance and effectiveness of individual Board members and committees are openly and frankly discussed by the Board as a whole. The size of the Board and the individuals involved make this a viable alternative at this time.

Guideline 6

The corporation should provide an education and orientation program for new recruits to the Board.

This will be done at the appropriate time.

Guideline 7

The Board should examine its size to ensure that it facilitates effective decision-making.

The size of the Corporation’s current Board is more than appropriate for its stage of development.

Guideline 8

The Board should review the adequacy and form of the compensation of directors to ensure that it reflects the responsibilities and risks involved.

This is addressed by the Corporation’s Compensation Committee.

Guideline 9

Committees of the Board should generally be composed of outside directors, a majority of whom are unrelated, although some committees may include inside directors or officers.

The Corporation’s Audit Committee and Compensation Committee are composed, to the greatest extent possible, of unrelated directors.

Guideline 10

The Board should assume responsibility for developing the corporation's approach to governance issues, including the response to the Dey Committee guidelines.

The Board recognizes its responsibility for the stewardship of the Corporation and will assess its approach to governance on an on-going basis with a view to maintaining the integrity of capital markets and operating all business affairs in the best interests of its shareholders.

Guideline 11

The Board and the CEO, together, should develop position descriptions for the Board and the CEO, involving the definition of, the limits to management's responsibilities. In addition, the Board should approve, or develop with the CEO, the CEO's objectives-

The development of position descriptions for the Board and the CEO will be handled by the Compensation Committee.

Guideline 12

The Board should have appropriate structures and procedures to ensure that it can function independently of management.  This may be achieved by separating the functions of CEO and Chairman of the Board or by other means.

The Corporation’s Board is currently of a size and composition that provides it the flexibility to act independently of management.

Guideline 13

The Audit Committee should be composed only of outside directors.  The role and responsibilities of the Audit Committee should be specifically defined.  The Committee should have direct communication channels with external and Internal auditors.  The Committee should ensure that management has fulfilled its obligations to design and implement an effective system of internal controls.

The Corporation’s Audit Committee is composed principally of outside directors.  The Audit Committee has documented its role and specific responsibilities and internal controls are in place and are set where appropriate and practical.

Guideline 14

The Board should enable directors to engage outside advisors at the expense of the Corporation when appropriate, subject to the approval of a Committee of the Board.

The Board has and does from time to time engage external advisors to assist on certain matters before the Board.

OTHER MATTERS

While there is no other business other than that mentioned in the Notice of Meeting to be presented for action by the shareholders at the Meeting, it is intended that the proxies hereby solicited will be exercised upon any other matters and proposals that may properly come before the Meeting, or any adjournment or adjournments thereof, in accordance with the discretion of the person(s) authorized to act thereunder. Additional information relating to the Corporation is on SEDAR at www.sedar.com.

DIRECTORS' APPROVAL

The contents of this Information Circular have been approved by the board of directors of the Corporation.

CERTIFICATE

DATED: August 16, 2004

The Information Circular constitutes full, true and plain disclosure of all material facts relating to the particular matters to be acted upon by the shareholders. This Information Circular contains no untrue statements of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

(Signed) “Michael A. Jenkins”

(Signed) “Donald F. Felice”

___________________________

_____________________________

Michael A. Jenkins

Donald F. Felice

Director

Director

THIS IS SCHEDULE "A" ATTACHED TO AND MADE A PART OF THE INFORMATION CIRCULAR IN CONNECTION WITH THE ANNUAL AND SPECIAL MEETING OF THE JENEX CORPORATION TO BE HELD ON SEPTEMBER 14, 2004 AND ANY ADJOURNMENT THEREOF

SECTION 191 OF THE BUSINESS CORPORATIONS ACT (ALBERTA)

191(1)

Subject to sections 190 and 234, a holder of shares of any class of a corporation may dissent if the corporation resolves to

(a)

amend its articles under section 167 or 168 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class,

(b)

amend its articles under section 167 to add, change or remove any restrictions on the business or businesses that the corporation may carry on,

(c)

amalgamate with another corporation, otherwise than under section 178 or 180.1,

(d)

be continued under the laws of another jurisdiction under section 182, or

(e)

sell, lease or exchange all or substantially all of its property under section 183.

(2)

A holder of shares of any class or series of shares entitled to vote under section 170, other than section 170(1)(a), may dissent if the corporation resolves to amend its articles in a manner described in that section.

(3)

In addition to any other right he may have, but subject to subsection (20), a shareholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares held by him in respect of which he dissents, determined as of the close of business on the last business day before the day on which the resolution from which he dissents was adopted.

(4)

A dissenting shareholder may only claim under this section with respect to all the shares of a class held by him or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5)

A dissenting shareholder shall send to the corporation a written objection to a resolution referred to in subsection (1) or (2)

(a)

at or before any meeting of shareholders at which the resolution is to be voted on, or

(b)

if the corporation did not send notice to the shareholder of the purpose of the meeting or of his right to dissent, within a reasonable time after he learns that the resolution was adopted and of his right to dissent.

(6)

An application may be made to the Court by originating notice after the adoption of a resolution referred to in subsection (1) or (2),

(a)

by the corporation, or

(b)

by a shareholder if he has sent an objection to the corporation under subsection (5),

to fix the fair value in accordance with subsection (3) of the shares of a shareholder who dissents under this section.

(7)

If an application is made under subsection (6), the corporation shall, unless the Court otherwise orders, send to each dissenting shareholder a written offer to pay him an amount considered by the directors to be the fair value of the shares.

(8)

Unless the Court otherwise orders, an offer referred to in subsection (7) shall be sent to each dissenting shareholder

(a)

at least 10 days before the date on which the application is returnable, if the corporation is the applicant, or

(b)

within 10 days after the corporation is served with a copy of the originating notice, if a shareholder is the applicant.

(9)

Every offer made under subsection (7) shall

(a)

be made on the same terms, and

(b)

contain or be accompanied by a statement showing how the fair value was determined.

(10)

A dissenting shareholder may make an agreement with the corporation for the purchase of his shares by the corporation, in the amount of the corporation's offer under subsection (7) or otherwise, at any time before the Court pronounces an order fixing the fair value of the shares.

(11)

A dissenting shareholder

(a)

is not required to give security for costs in respect of an application under subsection (6), and

(b)

except in special circumstances shall not be required to pay the costs of the application or appraisal.

(12)

In connection with an application under subsection (6), the Court may give directions for

(a)

joining as parties all dissenting shareholders whose shares have not been purchased by the corporation and for the representation of dissenting shareholders who, in the opinion of the Court, are in need of representation,

(b)

the trial of issues and interlocutory matters, including pleadings and examinations for discovery,

(c)

the payment to the shareholder of all or part of the sum offered by the corporation for the shares,

(d)

the deposit of the share certificates with the Court or with the corporation or its transfer agent,

(e)

the appointment and payment of independent appraisers, and the procedures to be followed by them,

(f)

the service of documents, and

(g)

the burden of proof on the parties.

(13)

On an application under subsection (6), the Court shall make an order

(a)

fixing the fair value of the shares in accordance with subsection (3) of all dissenting shareholders who are parties to the application,

(b)

giving judgment in that amount against the corporation and in favor of each of those dissenting shareholders, and

(c)

fixing the time within which the corporation must pay that amount to a shareholder.

(14)

On

(a)

the action approved by the resolution from which the shareholder dissents becoming effective,

(b)

the making of an agreement under subsection (10) between the corporation and the dissenting shareholder as to the payment to be made by the corporation for his shares, whether by the acceptance of the corporation's offer under subsection (7) or otherwise, or

(c)

the pronouncement of an order under subsection (13),

whichever first occurs, the shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of his shares in the amount agreed to between the corporation and the shareholder or in the amount of the judgment, as the case may be.

(15)

Subsection (14)(a) does not apply to a shareholder referred to in subsection (5)(b).

(16)

Until one of the events mentioned in subsection (14) occurs,

(a)

the shareholder may withdraw his dissent, or

(b)

the corporation may rescind the resolution,

and in either event proceedings under this section shall be discontinued.

(17)

The Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder, from the date on which the shareholder ceases to have any rights as a shareholder by reason of subsection (14) until the date of payment.

(18)

If subsection (20) applies, the corporation shall, within 10 days after

(a)

the pronouncement of an order under subsection (13), or

(b)

the making of an agreement between the shareholder and the corporation as to the payment to be made for his shares,

notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(19)

Notwithstanding that a judgment has been given in favor of a dissenting shareholder under subsection (13)(b), if subsection (20) applies, the dissenting shareholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection (18), may withdraw his notice of objection, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to his full rights as a shareholder, failing which he retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(20)

A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)

the corporation is or would after the payment be unable to pay its liabilities as they become due, or

(b)

the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

THIS IS SCHEDULE "B" ATTACHED TO AND MADE A PART OF THE INFORMATION CIRCULAR IN CONNECTION WITH THE ANNUAL AND SPECIAL MEETING OF THE JENEX CORPORATION TO BE HELD ON SEPTEMBER 14, 2004 AND ANY ADJOURNMENT THEREOF

NATIONAL INSTRUMENT 51-102

CHANGE OF AUDITORS

THE JENEX CORPORATION

TO:

HENNICK HERMAN MAR LLP, CHARTERED ACCOUNTANTS

AND TO:

SLOAN PASKOWITZ ADELMAN LLP, CHARTERED ACCOUNTANTS

Dear Sirs:

Re: Notice of Change of Auditors

The directors of the Jenex Corporation (“Jenex”) have asked for the resignation of Hennick Herman Mar LLP, Chartered Accountants as a result of the fact that Jenex is considering listing its common shares on a US market that will require the preparation and filing of reconciled financial statements in accordance with US generally accepted accounting principals.

The directors of Jenex propose to appoint Sloan Paskowitz Adelman LLP, Chartered Accountants, as auditors for Jenex to fill the vacancy created by the resignation of Hennick Herman Mar LLP.

We confirm there has been no reportable disagreements with Hennick Herman Mar LLP and there have been no adverse qualified or denied audit opinions contained in the auditor's report of Jenex’s audited financial statements for the preceding two fiscal years and there are no similar reservations contained in any auditors reports or comments on interim financial statements for any subsequent period preceding the date of this notice.

The proposal to change Jenex's auditors has been considered and approved by the Board of Directors of Jenex, and is further subject to the approval of the shareholders of Jenex, which will be sought at Jenex's next annual general meeting.

DATED at Burlington, Ontario, this 16th day of August, 2004.

BY ORDER OF THE BOARD OF DIRECTORS

THE JENEX CORPORATION

(Signed)

Director

 SLOAN PASKOWITZ ADELMAN LLP, CHARTERED ACCOUNTANTS

August 16, 2004

TO:

Alberta Securities Commission

British Columbia Securities Commission

TSX Venture Exchange

The Jenex Corporation

Dear Sir/ Madam:

Re:

Notice of Change of Auditors

We are the successor auditors for the Jenex Corporation and pursuant to Paragraph 4.11 of National Instrument 51-102 we can confirm that we have read the Notice of Change of Auditor dated August 16, 2004 and that we agree with the information contained in the Notice.

Yours very truly,

Chartered Accountants

Toronto, Canada

August 16, 2004

HENNICK HERMAN MAR, LLP, CHARTERED ACCOUNTANTS

August 16, 2004

TO:

Alberta Securities Commission

British Columbia Securities Commission

TSX Venture Exchange

The Jenex Corporation

Dear Sir/ Madam:

Re:

Notice of Change of Auditors

Pursuant to Paragraph 4.11 of National Instrument 51-102, we hereby confirm our agreement with the information contained in the Notice sent to us by the above-noted company dated August 16, 2004.

Yours very truly,

Chartered Accountants

Toronto, Canada

August 16, 2004